Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF MAKER REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Dated as of February 17, 2026

Principal Amount: Up to $3,500,000

Invest Green Acquisition Corporation, a Cayman Islands exempted company (the “Maker”), effective as of December 1, 2025, promises to pay to the order of IG SPAC Sponsor LLC, a Delaware limited liability company, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of Three Million, Five Hundred Thousand Dollars ($3,500,000), or such lesser amount as shall have been advanced by Payee to Maker and shall remain unpaid under this Note, in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. The principal balance of Note shall be payable on the date on which Maker consummates its initial business combination (the “Maturity Date”). The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest. No interest shall accrue on the unpaid principal balance of this Note.

3. Drawdown Requests. The principal of this Note may be drawn down from time to time prior to the Maturity Date, upon request from Maker to Payee (each, a “Drawdown Request”). Payee shall fund each Drawdown Request within two (2) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is Three Million, Five Hundred Thousand Dollars ($3,500,000). Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5. Conversion.

(a) Optional Conversion. At the option of the Payee, at any time on or prior to the Maturity Date, any amounts outstanding under this Note (or any portion thereof) may be converted into units of Maker (“Working Capital Units”) at a conversion price equal to $5.00 per unit (the “Conversion Price”). If the Payee elects such conversion, the terms of such Working Capital Units issued in connection with such conversion shall be identical to the units issued to the Payee in the private placement that closed on November 26, 2025 (the “Private Placement Units”) in connection with the Maker’s initial public offering that closed on November 26, 2025 (the “IPO”). Each Working Capital Unit consists of one Class A ordinary share, par value $0.0001 per share (a “Working Capital Share”), and one right (a “Working Capital Right”), with each Working Capital Right entitling holder thereof to receive one-tenth of one Class A Ordinary Share upon the completion of an initial business combination. Before this Note may be converted under this Section 5(a), the Payee shall surrender this Note, duly endorsed, at the office of the Maker and shall state therein the amount of the unpaid principal of and interest accrued on this Note to be converted and the name or names in which the certificates for Working Capital Units are to be issued (or the book-entries to be made to reflect ownership of such Working Capital Units with the Maker’s transfer agent). The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note and the person or persons entitled to receive the Working Capital Units upon such conversion shall be treated for all purposes as the record holder or holders of such Working Capital Units as of such date. Each such newly issued Working Capital Unit shall include a restricted legend that contemplates the same restrictions as the Private Placement Units. The Working Capital Units, Working Capital Shares, and Working Capital Rights shall constitute “Registrable Securities” pursuant to that certain Registration Rights Agreement, dated November 24, 2025, among the Maker, Payee and certain other security holders named therein.

(b) Remaining Balance. The Outstanding Amount under this Note that is not then converted into Working Capital Units, shall continue to remain outstanding and to be subject to the conditions of this Note.

(c) Conversion of Working Capital Loans on the Maturity Date. If the Outstanding Amount with respect to the working capital loans (the “Working Capital Outstanding Amount”) has not been previously repaid or converted pursuant to this Section 5(a), then, effective upon the Maturity Date, Payee may elect to (x) be paid the Working Capital Outstanding Amount in cash or (y) convert the Working Capital Outstanding Amount into that number of Working Capital Units equal to the Working Capital Outstanding Amount divided by the Conversion Price, rounded to the nearest whole number.

(d) Fractional Working Capital Units; Effect of Conversion. No fractional Working Capital Units shall be issued upon conversion of this Note. In lieu of any fractional Working Capital Units to the Payee upon conversion of this Note, the Maker shall pay to the Payee an amount in cash equal to the product obtained by multiplying the Conversion Price by the fraction of a Working Capital Unit not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 5(d), this Note shall be cancelled and void without further action of the Maker or the Payee, and the Maker shall be forever released from all its obligations and liabilities under this Note.

6. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the date specified in Section 1 above.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 6(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 6(b) or 6(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

10. Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered (i) personally or sent by first class registered or certified mail, overnight courier service to the address designated in writing by such party, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic mail, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

11. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account in which a portion of the proceeds of the IPO and the Private Placement were deposited, as described in greater detail in the registration statement and prospectus filed with the SEC in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

14. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

15. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note, which is effective as of December 1, 2025, to be duly executed by the undersigned as of the day and year first above written.

INVEST GREEN ACQUISITION CORPORATION

By:	/s/ Andrew McLean
Name:	Andrew McLean
Title:	Chief Executive Officer

[Signature Page to Promissory Note]

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